UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 10, 2018 (January 5, 2018)

Commission file number: 000-55610

GREENBACKER RENEWABLE ENERGY COMPANY LLC

(Exact Name of Registrant as Specified in its Charter)

Delaware	80-0872648
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

11 East 44th Street, 12th Floor

New York, NY 10017

Tel (646) 237-7884

(Address, including zip code and telephone number, including area code, of registrants Principal Executive Office)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

Greenbacker Renewable Energy Company LLC enters into a $60,000,000 Senior Secured Credit Facility with Fifth Third Bank

On January 5, 2018, Greenbacker Renewable Energy Company LLC (the “Company”), through an indirect, wholly owned subsidiary, GREC Entity HoldCo LLC (the “Borrower”), entered into a credit agreement by and among the Company, the Company’s wholly owned subsidiary, Greenbacker Renewable Energy Corporation, the Borrower, the lenders party thereto and Fifth Third Bank (the “Bank”), as administrative agent, as sole lead arranger and sole lead bookrunner, as well as swap counterparty. The new credit facility (the “Credit Facility”) consists of a loan of up to the lesser of $60,000,000 or a borrowing base amount based on various solar projects that act as collateral for the credit facility, of which approximately $25.7 million was drawn down at closing. The Credit Facility allows for additional drawdowns through December 31, 2018, at which point the outstanding loans shall convert to a term loan, and matures on January 5, 2024.

The Company will use the net proceeds of borrowings under the Credit Facility to repay amounts outstanding under previously existing project loans with a quasi-governmental agency and term loans under a prior facility with the Bank, for investment in additional alternative energy power generation assets and for other general corporate purposes. Loans made under the Credit Facility bear interest at 2.125% in excess of one-month LIBOR. Until the Credit Facility converts to a term loan, quarterly commitment fees on the average daily unused portion of the Credit Facility are payable at a rate per annum of 0.50%. In addition to the Credit Facility, the Borrower has entered into an interest rate swap to hedge the variable interest rate risk on a portion of the Credit Facility, with current plans to fully hedge the exposure.

Borrowings under the Credit Facility are secured by the assets, cash, agreements and equity interests in the Borrower and its subsidiaries. The Company and Greenbacker Renewable Energy Corporation are guarantors of the Borrower’s obligations under the Credit Facility and Greenbacker Renewable Energy Corporation has pledged the equity interests of Borrower as collateral for the Credit Facility.

The Credit Facility contains certain affirmative and negative covenants including negative covenants that limit or restrict, among other things, dividends from Borrower to the Company, secured indebtedness, mergers and fundamental changes, asset sales, investments and acquisitions, liens and encumbrances, transactions with affiliates, burdensome agreements, and other matters customarily restricted in such agreements.

If an event of default shall occur and be continuing under the Credit Facility, the commitments under the Credit Facility may be terminated and the principal amount outstanding under the Credit Facility, together with all accrued unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the credit agreement evidencing the Credit Facility, which is attached hereto as Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1

CREDIT AGREEMENT among GREC ENTITY HOLDCO LLC, as Borrower, GREENBACKER RENEWABLE ENERGY CORPORATION, as Intermediate Holdco, GREENBACKER RENEWABLE ENERGY COMPANY LLC, as Parent, THE LENDERS NAMED THEREIN, and fifth third bank, as Administrative Agent.

99.1	Press release dated January 10, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2018	Greenbacker Renewable Energy Company LLC

	By:	/s/ Charles Wheeler
	Name:	Charles Wheeler
	Title:	Chief Executive Officer, President and Director

INDEX TO EXHIBITS

Exhibit Number	Description

10.1

CREDIT AGREEMENT among GREC ENTITY HOLDCO LLC, as Borrower, GREENBACKER RENEWABLE ENERGY CORPORATION, as Intermediate Holdco, GREENBACKER RENEWABLE ENERGY COMPANY LLC, as Parent, THE LENDERS NAMED THEREIN, and fifth third bank, as Administrative Agent.

99.1	Press release dated January 10, 2018